Exhibit 99.1
ENERGY CONVERSION DEVICES ADOPTS TAX BENEFITS PRESERVATION PLAN
Rochester Hills, Mich., Oct. 1, 2009 — Energy Conversion Devices, Inc. (ECD) (NASDAQ: ENER), the leading global manufacturer of thin-film flexible solar laminate products for the building integrated and commercial rooftop markets, today announced that its Board of Directors has adopted a tax benefits preservation plan to preserve ECD’s ability to fully use certain tax assets, including the company’s substantial net operating loss carryforwards. The plan is similar to tax benefit preservation plans adopted by many other public companies with significant tax attributes.
“Our tax assets, and particularly our net operating loss carryforwards, are important and valuable assets of our company, assets that we believe we should make every effort to protect. This tax benefits preservation plan protects the interests of our stockholders and preserves these substantial tax benefits for our company,” said Mark Morelli, ECD’s President and Chief Executive Officer.
ECD’s use of certain tax assets could be substantially limited if the company experiences an “ownership change,” as defined by Section 382 of the Internal Revenue Code. In general, an ownership change would occur if there were a cumulative change in ECD’s ownership by stockholders who beneficially own (or who are deemed under Section 382 to beneficially own) five percent or more of ECD’s outstanding common stock that exceeds 50 percentage points over a rolling three-year period.
The tax benefits preservation plan is designed to reduce the likelihood that ECD experiences such an ownership change by discouraging any person or group from becoming a 5-percent stockholder and dissuading existing 5-percent stockholders from acquiring additional shares of ECD’s common stock without prior approval of ECD’s Board of Directors. ECD’s Board of Directors has the discretion to exempt any acquisition of common stock from the provisions of the tax benefits preservation plan. The plan may be terminated by the Board at any time prior to the share purchase rights being triggered.
As part of the tax benefits preservation plan, on September 30, 2009, ECD’s Board of Directors declared a dividend of one common stock purchase right (a “Right”) for each outstanding share of common stock held of record as of the close of business on October 15, 2009. Shares of ECD’s common stock issued after that date also will receive Rights.
The Rights will be triggered if any person or group (subject to certain exceptions specified in the tax benefits preservation plan) acquires 4.9% or more of the outstanding shares of ECD’s common stock, thereby becoming an “Acquiring Person” for purposes of the tax benefits preservation plan. If triggered, each Right entitles the holder (other than the Acquiring Person or any transferee of shares of ECD’s stock held by the Acquiring Person) to purchase shares of common stock at a 50 percent discount to the then market price of ECD’s common stock, and the Rights owned by the Acquiring Person (or any transferee of the Acquiring Person) become void. Alternatively, if the Rights are triggered, ECD’s Board of Directors may decide to exchange all or part of the exercised Rights (other than those held by the Acquiring Person or any transferee of the Acquiring Person) for shares of common stock.
Unlike a traditional shareholder rights plan that typically endures for ten years, ECD’s tax benefits preservation plan will expire prior to the end of its ten-year term if the Board of Directors determines that the tax benefits preservation plan is no longer needed to preserve ECD’s ability to fully use its tax benefits due to the repeal of Section 382 of the Internal Revenue Code, or that ECD cannot carry forward any more of its tax benefits.

Details of the tax benefits preservation plan will be filed with the Securities and Exchange Commission and will be accessible via the EDGAR database on the SEC’s website at www.sec.gov. In addition, ECD’s stockholders of record as of October 15, 2009 may request a detailed summary of the plan from ECD.
About Energy Conversion Devices
Energy Conversion Devices is a leader in building integrated and rooftop photovoltaics. The company manufactures, sells and installs thin-film solar laminates that convert sunlight to energy using proprietary technology. ECD’s UNI-SOLAR® brand products are unique because of their flexibility, light weight, ease of installation, durability, and real-world efficiency. Through its Solar Integrated Technologies business, the company also designs, manufactures and installs rooftop photovoltaic systems which enable customers to transform unused space on the rooftop into a value-generating asset. For more information, please visit www.energyconversiondevices.com.
This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future net sales or performance, capital expenditures, financing needs, plans or intentions relating to expansions, business trends and other information that is not historical information. All forward-looking statements are based upon information available to us on the date of this release and are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. Risks that could cause such results to differ include: our ability to sustain profitability; our ability to maintain our customer relationships; our ability to expand our manufacturing capacity in a timely and cost-effective manner; the worldwide demand for electricity and the market for solar energy; the supply and price of components and raw materials for our products; and our customers’ ability to access the capital needed to finance the purchase of our products. The risk factors identified in the ECD filings with the Securities and Exchange Commission, including the company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, could impact any forward-looking statements contained in this release.
Contact:
Mark Trinske, Vice President
Investor Relations and Corporate Communications
Energy Conversion Devices/United Solar Ovonic
(248) 299-6063
mtrinske@uni-solar.com

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